Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Thermo Fisher Scientific Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2016. We also hereby consent to the incorporation of our report dated February 28, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments as discussed in Note 3 and the change in the manner in which the Company accounts for employee share-based payments and classifies certain cash receipts and cash payments as discussed in Note 1, which is as of May 5, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2017.

/s/ PricewaterhouseCoopers LLP
Boston, MA
August 29, 2017